Exhibit (8)(c)

                     ADMINISTRATIVE SERVICES AGREEMENT
                     ---------------------------------

     Woodmen of the World Life Insurance Society ("INSURER") and Summit Investment Partners, Inc. ("Summit") (collectively, the "Parties") mutually agree to the arrangements set forth in this Administrative Services Agreement (the "Agreement") dated as of -----------------------, 2002.

     WHEREAS, Summit is the investment adviser to Summit Mutual Funds, Inc. (the "Fund"); and

     WHEREAS, Summit has entered into an Administrative Services Agreement, dated November 9, 2001, with the Fund ("Services Agreement") pursuant to which it has agreed to provide, or arrange to provide, certain administrative services, including such services as may be requested by the Fund's Board of Directors from time to time; and

     WHEREAS, INSURER issues variable life insurance policies and/or variable annuity contracts (collectively, the "Contracts"); and

     WHEREAS, INSURER has entered into a participation agreement, dated -----------------, 2002 ("Participation Agreement"), with the Fund, pursuant to which the Fund has agreed to make shares of certain of its portfolios ("Portfolios") available for purchase by one or more of INSURER's separate accounts or divisions thereof (each, a "Separate Account"), in connection with the allocation by Contract owners of purchase payments to corresponding investment options offered under the Contracts; and

     WHEREAS, INSURER and Summit expect that the Fund, and its Portfolios, can derive substantial savings in administrative expenses by virtue of having one or more Separate Accounts of INSURER each as a single shareholder of record of Portfolio shares, rather than having numerous public shareholders of such shares; and

     WHEREAS, INSURER and Summit expect that the Fund, and its Portfolios, can derive such substantial savings because INSURER performs the administrative services listed on Schedule A hereto for the Fund in connection with the Contracts issued by INSURER; and

     WHEREAS, INSURER has no contractual or other legal obligation to perform such administrative services, other than pursuant to this Agreement and the Participation Agreement; and

     WHEREAS, INSURER desires to be compensated for providing such administrative services; and

     WHEREAS, Summit desires that the Fund benefit from the lower administrative expenses resulting from the administrative services performed by INSURER; and

     WHEREAS, Summit desires to retain the administrative services of INSURER and to compensate INSURER for providing such administrative services;

     NOW, THEREFORE, the Parties agree as follows:

SECTION 1. ADMINISTRATIVE SERVICES; PAYMENTS THEREFOR
-----------------------------------------------------

     (a) INSURER shall provide the administrative services set out in Schedule A hereto and made a part hereof, as the same may be amended from time to time. For such services, Summit agrees to pay to INSURER a quarterly fee ("Quarterly Fee") equal to a percentage of the average daily net assets of the Fund attributable to the Contracts issued by INSURER ("INSURER Fund Assets") at the following annual rates:

Annual Rate       Total Average Quarterly Net Assets for All Portfolios
-----------       -----------------------------------------------------

10 basis points   On all net assets attributable to the Contracts issued
                  by INSURER

     (b) Summit shall calculate the Quarterly Fee at the end of each calendar quarter and will make such payment to INSURER, without demand or notice by INSURER, within 30 days thereafter, in a manner mutually agreed upon by the Parties from time to time.

     (c) From time to time, the Parties shall review the Quarterly Fee to determine whether it exceeds or is reasonably expected to exceed the incurred and anticipated costs, over time, of INSURER. The Parties agree to negotiate in good faith a reduction to the Quarterly Fee as necessary to eliminate any such excess or as necessary to reflect a reduction in the fee paid by the Fund to Summit pursuant to the Services Agreement.

SECTION 2. NATURE OF PAYMENTS
-----------------------------

     The Parties to this Agreement recognize and agree that Summit's payments to INSURER hereunder are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Contracts or of Portfolio shares, and are not otherwise related to investment advisory or distribution services or expenses. INSURER represents and warrants that the fees to be paid by Summit for services to be rendered by INSURER pursuant to the terms of this Agreement are to compensate the INSURER for providing administrative services to the Fund, and are not designed to reimburse or compensate INSURER for providing administrative services with respect to the Contracts or any Separate Account.

SECTION 3. TERM AND TERMINATION
-------------------------------

     Any Party may terminate this Agreement, without penalty, on 60 days' written notice to the other Party. Unless so terminated, this Agreement shall continue in effect for so long as Summit (or its successors in interest), or any affiliate thereof, continues to perform in a similar capacity for the Fund, and for so long as INSURER provides the services contemplated hereunder with respect to Contracts under which values or monies are allocated to a Portfolio.

SECTION 4. AMENDMENT
--------------------

     This Agreement may be amended upon mutual agreement of the Parties in writing.

SECTION 5. NOTICES
------------------

     All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered:

               WOODMEN OF THE WORLD LIFE INSURANCE SOCIETY
               [1700 Farnam
               [Omaha, NE 68102
               Facsimile: 402-997-7967
               Attention:  Joseph Wreschnig

               SUMMIT INVESTMENT PARTNERS, INC.
               1876 Waycross Road
               Cincinnati, Ohio  45240
               Facsimile: (513) 595-2918
               Attention:  John F. Labmeier, Esq., Law Dept.
                           Steven R. Sutermeister

SECTION 6. MISCELLANEOUS
------------------------

     (a) Successors and Assigns. This Agreement shall be binding upon the
         ----------------------
Parties and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the Parties and their transferees, successors and assigns.

     (b) Assignment. Neither this Agreement nor any of the rights,
         ----------
obligations or liabilities of any Party hereto shall be assigned without the written consent of the other Party.

     (c) Intended Beneficiaries. Nothing in this Agreement shall be
         ----------------------
construed to give any person or entity other than the Parties, as well as the Fund, any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the Parties, as well as the Fund.

     (d) Counterparts. This Agreement may be executed in counterparts, each
         --------------
of which shall be deemed an original but all of which shall together constitute one and the same instrument.

     (e) Applicable Law. This Agreement shall be interpreted, construed,
         --------------
and enforced in accordance with the laws of the State of Ohio without reference to the conflict of law principles thereof.

     (f) Severability. If any portion of this Agreement shall be found to
         ------------
be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date of first above written.

WOODMEN OF THE WORLD LIFE INSURANCE SOCIETY

By:
   --------------------------------------------
Title:
      -----------------------------------------


SUMMIT INVESTMENT PARTNERS, INC.

By:
   --------------------------------------------

Title:
      -----------------------------------------

                                SCHEDULE A

           ADMINISTRATIVE SERVICES FOR SUMMIT MUTUAL FUNDS, INC.

     INSURER shall provide certain administrative services respecting the operations of the Fund, as set forth below. This Schedule, which may be amended from time to time as mutually agreed upon by INSURER and Summit, constitutes an integral part of the Agreement to which it is attached. Capitalized terms used herein shall, unless otherwise noted, have the same meaning as the defined terms in the Agreement to which this Schedule relates.

A.   RECORDS OF PORTFOLIO SHARE TRANSACTIONS; MISCELLANEOUS RECORDS
     --------------------------------------------------------------

     1. INSURER shall maintain master accounts with the Fund, on behalf of each Portfolio, which accounts shall bear the name of INSURER as the record owner of Portfolio shares on behalf of each Separate Account investing in the Portfolio.

     2. INSURER shall maintain a daily journal setting out the number of shares of each Portfolio purchased, redeemed or exchanged on behalf of Contract owners each day, as well as the net purchase or redemption orders for Portfolio shares submitted each day, to assist Summit, the Fund and/or the Fund's transfer agent in tracking and recording Portfolio share transactions, and to facilitate the computation of each Portfolio's net asset value per share. INSURER shall promptly provide Summit, the Fund, and the Fund's transfer agent with a copy of such journal entries or information appearing thereon in such format as may be reasonably requested from time to time. INSURER shall provide such other assistance to Summit, the Fund, and the Fund's transfer agent as may be necessary to cause various Portfolio share transactions effected on behalf of Contract owners to be properly reflected on the books and records of the Fund.

     3. In addition to the foregoing records, and without limitation, INSURER shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing administrative services hereunder.

B.   ORDER PLACEMENT AND PAYMENT
     ---------------------------

     1. INSURER shall determine the net amount to be transmitted to the Separate Accounts as a result of redemptions of each Portfolio's shares based on Contract owner redemption requests and shall disburse or credit to the Separate Accounts all proceeds of redemptions of Portfolio shares. INSURER shall notify the Fund of the cash required to meet redemption payments.

     2. INSURER shall determine the net amount to be transmitted to the Fund as a result of purchases of Portfolio shares based on Contract owner purchase payments and transfers allocated to the Separate Accounts investing in each Portfolio. INSURER shall transmit net purchase payments to the Fund's custodian.

C.   ACCOUNTING SERVICES
     -------------------

     INSURER shall perform miscellaneous accounting services as may be reasonably requested from time to time by Summit, which services shall relate to the business contemplated by the Participation Agreement between INSURER and the Fund, as amended from time to time. Such services shall include, without limitation, periodic reconciliation (at least quarterly) and balancing of INSURER's books and records with those of the Fund with respect to such matters as cash accounts, Portfolio share purchase and redemption orders placed with the Fund, dividend and distribution payments by the Fund, and such other accounting matters that may arise from time to time in connection with the operations of the Fund as related to the business contemplated by the Participation Agreement.

D.   REPORTS
     -------

     INSURER acknowledges that Summit may, from time to time, be called upon by the Fund's Board of Directors ("Board"), to provide various types of information pertaining to the operations of the Fund and related matters, and that Summit also may, from time to time, decide to provide such information to the Board in its own discretion. Accordingly, INSURER agrees to provide Summit with such assistance as Summit may reasonably request so that Summit can report such information to the Fund's Board in a timely manner. INSURER acknowledges that such information and assistance shall be in addition to the information and assistance required of INSURER pursuant to the Fund's mixed and shared funding SEC exemptive order, described in the Participation Agreement.

     INSURER further agrees to provide Summit with such assistance as Summit may reasonably request with respect to the preparation and submission of reports and other documents pertaining to the Fund to appropriate regulatory bodies and third party reporting services.

E.   FUND-RELATED CONTRACT OWNER SERVICES
     ------------------------------------

     INSURER agrees to print and distribute, in a timely manner, prospectuses, statements of additional information, supplements thereto, periodic reports, proxy materials and any other materials of the Fund required by law or otherwise to be given to its shareholders, including, without limitation, Contract owners investing in Portfolio shares. INSURER further agrees to provide telephonic support for Contract owners, including, without limitation, advice with respect to inquiries about the Fund and each Portfolio thereof (not including information about performance or related to sales), communicating with Contract owners about Fund (and Separate Account) performance, and assisting with proxy solicitations, specifically with respect to soliciting voting instructions from Contract owners.

        MISCELLANEOUS SERVICES
F.      ----------------------

     INSURER shall provide such other administrative support to the Fund as mutually agreed between INSURER and Summit or the Fund from time to time. INSURER shall, from time to time, relieve the Fund of other usual or incidental administration services of the type ordinarily borne by mutual funds that offer shares to individual members of the general public.